Exhibit 99.1

Investor Contact	Media Contact
Thomas Redington	Matthew Cossolotto
Redington, Inc.	Ovations International, Inc.
Phone: 203-222-7399	Phone: 914-245-9721
Email: tredington@redingtoninc.com	Email: matthew@ovations.com

Digital Angel Corp.To Acquire OuterLink Corp., A Leader In Satellite Tracking And Mobile Satellite

Data Communications Systems;  OuterLink CEO,  Van Chu,  To Become CEO of  Digital Angel

With the acquisition of OuterLink, Digital Angel Corp. will focus on location technology and condition monitoring for high-value assets, enhancing Company’s ability to meet needs of existing and potential government and commercial customers

SOUTH ST. PAUL, MN – NOVEMBER 3, 2003 – Digital Angel Corporation (AMEX:  DOC), majority owned by Applied Digital Solutions, Inc. (NASDAQ: ADSX), today announced that it has agreed to appoint Mr. Van Chu, currently CEO of OuterLink Corporation, as its new Chief Executive Officer.  As a natural evolution of its traditional animal applications and military GPS business lines, the Company will focus on location technology and condition monitoring for a broad array of high-value assets, including people, pets, livestock, fish/wildlife, commercial/private vehicles, military vehicles, commercial/private aircraft, commercial/private watercraft, military watercraft and stationary assets in remote locations.

To fuel this strategic direction, the Company signed an agreement on November 2, 2003 to acquire OuterLink Corporation of Concord, MA.  OuterLink manufactures and markets a suite of satellite tracking systems, operates a mobile satellite data communications service, and supplies tracking software systems for mapping and messaging.  The OuterLink “CP-2 system” provides real-time automated tracking, wireless data transfer, and two-way messaging with large fleets of vehicles — including utility trucks, helicopters and fixed-wing aircraft, long haul trucks, service vehicles, short haul trucks, and ships. OuterLink’s current customer base includes various branches of the Department of Homeland Security (for example, U.S. Border Patrol and U.S. Customs Service).

The transaction consideration is the issuance of a zero coupon preferred stock instrument that is convertible into four million shares of the Company’s common shares when the Company’s common shares close at or above $4.00 per share for ten consecutive trading days.

Upon closing of the acquisition, OuterLink’s CEO, Mr. Van Chu, will become CEO of Digital Angel Corporation and will also join the Company’s Board of Directors.  Mr. Chu has over 25 years of experience in the information technology industry.   He was chairman and CEO of Octocom Systems, a manufacturer of data communications equipment sold in 160 countries and used by major service providers such as Swedish PTT, Italian PTT and Nippon Telecom (Japan). Under Mr. Chu’s leadership, Octocom grew to over $40 million in annual sales, was named “Small Business of the Year” in 1989 by the Greater Boston Chamber of Commerce and subsequently became part of Cisco Systems.  After earning a Bachelor of Science degree with honors in Physics and Electronics from the University of Melbourne in Australia, he received master’s degrees in Engineering and Business from Boston University.

About OuterLink Corporation

Based in Concord, MA, OuterLink produces and markets satellite data systems, including equipment, software, and communication services. OuterLink systems provide automatic tracking and instant messaging with large fleets of vehicles, including aircraft, trucks and marine vessels.  Messages are transmitted via geostationary satellites, with real-time message delivery and continuous geographical coverage of North America.

OuterLink was founded in 1991 as Newcomb Communications, with a mission to provide real-time mobile asset management to the general aviation industry.  Satellite-based, real-time, continuous tracking systems that are linked with alarms and remote emergency distress signals improve tracking, security, and communication with mobile assets. OuterLink’s CommTrack™ communication center software allows multiple dispatch and management centers to monitor fleet activity simultaneously via the Internet.  OuterLink maintains a Satellite Gateway in Reston, Va. and an Operations Center in Concord, Massachusetts.  For more information visit http://www.outerlink.com.

About Digital Angel Corporation

Digital Angel TM technology represents the first-ever combination of advanced sensors and Web-enabled wireless telecommunications linked to Global Positioning Systems (GPS).  By utilizing advanced sensor capabilities, Digital Angel is able to monitor key functions - such as ambient temperature and physical movement - and transmit that data, along with accurate emergency location information, to a ground station or monitoring facility. The Company also invented, manufactures and markets implantable identification microchips the size of a grain of rice for use in humans, companion pets, fish and livestock.  Digital Angel Corp. owns the patents for its inventions in all applications of the implantable microchip technology for humans and animals.  On March 27, 2002, Digital Angel Corporation completed a merger with Medical Advisory Systems, Inc., which for two decades has operated a 24/7, physician-staffed response center in Owings, Maryland.  Applied Digital Solutions, Inc. (Nasdaq: ADSX) is the majority owner of the company.  For more information about Digital Angel Corp., visit www.DigitalAngelCorp.com.

Statements about the company’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the company’s actual results could differ materially from expected results. The company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

11/03/03